Exhibit 99.1

Cannae Holdings, Inc. Announces Completion of $500

million investment in Paysafe Business Combination with Foley Trasimene

Acquisition Corp. II

~ Combined Company will operate as Paysafe Limited and will trade on the New York Stock Exchange under the Ticker PSFE ~

Las Vegas, March 30, 2021 – Cannae Holdings, Inc. (NYSE: CNNE) (“Cannae”) today announced the completion of Cannae’s $500 million investment, in conjunction with the closing of the business combination (the “Business Combination”) between Paysafe Group Holdings Limited, a leading specialized payments platform, and Foley Trasimene Acquisition Corp. II (NYSE: BFT, BFT WS) (“Foley Trasimene”), a special purpose acquisition company. The combined company now operates as Paysafe Limited (“Paysafe”) and Paysafe’s common shares and warrants will begin trading on the New York Stock Exchange (NYSE) under the ticker symbols “PSFE” and “PSFE.WS” respectively, starting tomorrow, March 31, 2021.

Cannae invested $350 million as part of a private placement in addition to a forward purchase agreement of $150 million. For Cannae’s total investment of approximately $500 million in the Business Combination, Cannae received 54,294,395 common shares and 8,134,067 warrants of Paysafe. Excluding any value from the warrants, Cannae’s implied cost per share is $9.11.

William P. Foley, II, Chairman of Cannae and Foley Trasimene will serve as Chairman of Paysafe’s newly formed Board of Directors. Paysafe’s management team headed up by Philip McHugh, CEO, will continue to lead the combined company.

William P. Foley, II, Chairman of Cannae and Foley Trasimene, commented, “We are thrilled to complete this business combination with Paysafe and I am personally excited to continue to work with Philip, Blackstone, CVC and the entire board as we continue to execute against our plan for accelerated and profitable growth. Paysafe has the right assets, team and strategy in place to capitalize on a tremendous opportunity for long-term value creation in the payments industry, especially in iGaming which is really beginning to open up across the United States.”

About Cannae Holdings, Inc.

Cannae Holdings, Inc. (NYSE: CNNE) is engaged in actively managing and operating a group of companies and investments, as well as making additional majority and minority equity portfolio investments in businesses, in order to achieve superior financial performance and maximize the value of these assets. Cannae was founded and is led by investor William P. Foley, II. Foley is responsible for the creation and growth of over $140 Billion in publicly traded companies including Fidelity National Information Services (“FIS”), Fidelity National Financial (“FNF”), and Black Knight, Inc. (“BKI”). Cannae’s current principal holdings include Dun & Bradstreet Holdings, Inc. (“DNB”), which recently completed a successful business transformation and IPO. Cannae holds an approximately 18% interest in Dun & Bradstreet or ~76 Million shares. Cannae’s second principal holding is Ceridian (“CDAY”), which Foley transformed from a legacy payroll bureau into a leading cloud-based provider of human capital management software. Cannae owns 9.5% of Ceridian representing approximately 14 Million shares.

About Paysafe

Paysafe is a leading specialized payments platform. Its core purpose is to enable businesses and consumers to connect and transact seamlessly through industry-leading capabilities in payment processing, digital wallet, and online cash solutions. With over 20 years of online payment experience, an annualized transactional volume of US $92 billion in 2020, and approximately 3,400 employees located in 12+ global locations, Paysafe connects businesses and consumers across 70 payment types in over 40 currencies around the world. Delivered through an integrated platform, Paysafe solutions are geared toward mobile-initiated transactions, real-time analytics and the convergence between brick-and-mortar and online payments. Further information is available at www.paysafe.com.

About Foley Trasimene Acquisition Corp. II

Foley Trasimene Acquisition Corp. II is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. For more information, please visit www.foleytrasimene2.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, including changes in the financial markets; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; risks associated with our split-off from FNF, including limitations on our strategic and operating flexibility related to the tax-free nature of the split-off and the Investment Company Act of 1940 and Investment Advisers Act, as well as the risk and uncertainties related to the success of our externalization.

This press release should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Contact

Jamie Lillis, Managing Director, Solebury Trout, 203-428-3223, jlillis@soleburytrout.com

Shannon Devine, Senior Vice President, Solebury Trout, 203-428-3228, sdevine@soleburytrout.com

Source: Cannae Holdings, Inc.